Exhibit 99.1

TEDIZOLID RECEIVES QUALIFIED INFECTIOUS DISEASE PRODUCT (QIDP) DESIGNATION FROM FDA

FDA’s action expedites regulatory review process of the new drug application (NDA)

San Diego, CA, January 7, 2013 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery and development of innovative antibiotics for serious infections, announced today that the U.S. Food and Drug Administration (FDA) has designated the company’s Phase 3 antibiotic candidate, tedizolid phosphate, as a Qualified Infectious Disease Product (QIDP). Trius received the designation for its current Phase 3 program of tedizolid for acute bacterial skin and skin structure infections (ABSSSI) as well as the planned Phase 3 program for hospital-acquired/ventilator-associated bacterial pneumonia (HABP/VABP). In addition, the designations were granted for both the intravenous and oral dosage forms of tedizolid. The QIDP designation will enable Trius to benefit from certain incentives for the development of new antibiotics, including priority review and eligibility for fast-track status. The QIDP designation was created by the Generating Antibiotic Incentives Now (GAIN) Act, which was part of the FDA Safety and Innovation Act (FDASIA).

“The FDA’s QIDP designation for tedizolid is further confirmation that the GAIN Act is aimed at promoting more rapid antibiotic development, and we are pleased to receive the designation for both the intravenous and oral dosage forms of tedizolid,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer at Trius. “The tedizolid clinical program reflects our commitment to bring safe, effective and convenient therapies to people with serious infections.”

Tedizolid recently completed enrollment of its second ABSSSI Phase 3 trial, designated ESTABLISH 2, which examined the efficacy and safety of a six-day course of tedizolid administered once a day versus a 10-day course of linezolid (Zyvox®) administered twice a day in patients recruited across sites in North and South America, Europe, Australia, New Zealand and South Africa. For both tedizolid and linezolid, drug was initially administered as an intravenous (IV) infusion with the option to switch to oral therapy. In September of 2012, Trius presented detailed results of its ESTABLISH 1 trial, which tested the oral dosage form of tedizolid. The ESTABLISH 1 trial achieved all FDA and European Medicines Agency (EMA) primary and secondary efficacy outcomes and demonstrated significantly lower safety and tolerability events compared to linezolid.

At December 31, 2012, Trius estimates that it had cash, cash equivalents and investments totaling $66.0 million. This amount is preliminary, unaudited, subject to change upon completion of our year-end audit, and may differ from what will be reflected in our audited financial statements as of and for the year ended December 31, 2012. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of December 31, 2012.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery and development of innovative antibiotics for serious infections. The Company’s lead investigational drug, tedizolid phosphate, is a once daily, IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of serious gram-positive infections, including those caused by methicillin-resistant Staphylococcus aureus (MRSA). Trius has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. The Gyrase-B program is one of the two preclinical programs supported by federal contracts. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the following: Trius’ ability to successfully complete its ongoing clinical trials and development programs; gaining FDA approval for tedizolid; transitioning into commercialization; and estimated 2012 financial results. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke/Andrew Law at MSLGROUP	Stefan Loren at Westwicke Partners, LLC
trius@mslgroup.com	sloren@westwicke.com
781-684-0770	443-213-0507